                                                                   Exhibit 10.45



          -----------------------------------------------------------

                           ASSET PURCHASE AGREEMENT

          -----------------------------------------------------------



                                 by and among

                           SINCLAIR TELECABLE, INC.
                         d/b/a SINCLAIR COMMUNICATIONS


                                      and


                        COMMONWEALTH BROADCASTING, LLC


                                      and


                                RADIO ONE, INC.


                         for the sale and purchase of


    Station WCDX-FM, Station WPLZ-FM, Station WGCV-AM  and Station WJRV-FM





                            Dated as of May 6, 1999

                               TABLE OF EXHIBITS


EXHIBIT 1  --  Escrow Agreement

EXHIBIT 2  --  Time Brokerage Agreement

                              TABLE OF SCHEDULES



SCHEDULE 2.1(c)(1)  Contracts

SCHEDULE 6.1        Seller's Places of Business

SCHEDULE 6.3        Litigation

SCHEDULE 6.4        Permitted Encumbrances

SCHEDULE 6.5        Governmental Authorizations

SCHEDULE 6.6        Equipment

SCHEDULE 6.8        Intellectual Property

SCHEDULE 6.9        Insurance

SCHEDULE 6.10(b)    Financial Statements

SCHEDULE 6.11       Employees

SCHEDULE 6.12       Employment and Benefits Agreements

SCHEDULE 6.13       Real Property

SCHEDULE 6.14       Environmental

SCHEDULE 6.15       Compliance With Law

SCHEDULE 6.21       Related Parties

                           ASSET PURCHASE AGREEMENT

     This Agreement, made and entered into as of this 6th day of May, 1999, by and among Sinclair Telecable, Inc. d/b/a Sinclair Communications, an Indiana corporation, Commonwealth Broadcasting, LLC, a Commonwealth of Virginia limited liability company (collectively "Seller", individually, "Sinclair" and "Commonwealth" respectively), and Radio One, Inc., a Delaware corporation ("Buyer").

                               WITNESSETH THAT:

     WHEREAS, Sinclair is the licensee of Stations WCDX-FM, Mechanicsville, Virginia, 92.1 MHz, WPLZ-FM, Petersburg, Virginia, 99.3 MHz, and WGCV-AM, Petersburg, Virginia, 1240 KHz and Commonwealth is the licensee of Station WJRV-FM, Richmond, Virginia, 105.7 MHz (the "Stations"); and

     WHEREAS, the parties desire that Buyer purchase the assets used or held for use in the operation of the Stations and acquire the authorizations issued by the Federal Communications Commission (the "Commission") for the operation of the Stations; and

     WHEREAS, Seller may elect to structure this Transaction as a tax-deferred like-kind exchange pursuant to Internal Revenue Code Section 1031, consistent with the provisions contained herein; and

     WHEREAS, the authorizations issued by the Commission may not be assigned to Buyer without the Commission's prior consent.

     NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties, intending to be legally bound, agree as follows:

1.0  RULES OF CONSTRUCTION.
     ---------------------

     1.1.  Defined Terms.    As used in this Agreement, the following terms
           -------------
shall have the following meanings:

     "Administrative Violation" means those violations described in Section 8.6 hereof.

     "Assignment Application" means the applications on FCC Form 314 that Seller and Buyer shall join in and file with the Commission requesting its consent to the assignment of the FCC Licenses (as hereinafter defined) from Seller to Buyer.

     "Business Records" means all business records of Seller (including logs, public files materials and engineering records) relating to or used in the operation of the Stations and not relating solely to Seller's internal corporate affairs.

     "Buyer" means Radio One, Inc., a Delaware corporation.

     "Buyer Documents" means those documents, agreements and instruments to be executed and delivered by Buyer in connection with this Agreement as described in Section 7.2.

     "Closing" means the consummation of the Transaction (as hereinafter defined).

     "Closing Date" means the date on which the Closing takes place, as determined by Section 11.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Commission" means the Federal Communications Commission.

     "Communications Act" shall mean the Communications Act of 1934, as amended.

     "Contracts" means those contracts, leases and other agreements listed or described in Schedule 2.1(c)(1) which are in effect on the date hereof and which Buyer has agreed to assume, but not including Sales Agreements and Trade Agreements (as hereinafter defined).

     "Environmental Law" means any law, rule, order, decree or regulation of any Governmental Authority relating to pollution or protection of human health and the environment, including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Substances (as hereinafter defined) into ambient air, surface water, groundwater, land or other environmental media, and including without limitation all laws, regulations, orders and rules pertaining to occupational health and safety.

     "Escrow Agent" means Wilmington Trust Company.

     "Escrow Agreement" means the escrow agreement described in Section 3, the form of which is attached as Exhibit 1.

     "Escrow Deposit" means the monies deposited with the Escrow Agent described in Section 3.

     "Equipment" means all tangible personal property and fixtures used or useful in the operation of the Stations as described in Section 2.1(b).

     "Excluded Assets" means those assets excluded from the Purchased Assets and retained by the Seller, to the extent in existence on the Closing Date, as specifically described in Section 2.2.

     "FCC Licenses" means all licenses, pending applications, permits and other authorizations issued by the Commission for the operation of the Stations listed on Schedule 6.5.

     "Final Order" means any action that shall have been taken by the Commission (including action duly taken by the Commission's staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the
                                                --- ------
Commission with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the Commission shall have expired or otherwise
     --- ------
terminated.

     "Financial Statements" means Seller's audited and unaudited financial statements as described in Section 6.10.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, court or other entity that exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Substances" means any hazardous, dangerous or toxic waste, substance or material, as those or similar terms are defined in or for purposes of any applicable federal, state or local Environmental Law, and including without limitation any asbestos or asbestos-related products, oils, petroleum or petroleum-derived compounds, CFCs, or PCBs.

     "Intangible Property" means all of Seller's right, title and interest in and to the goodwill and other intangible assets used or useful in or arising from the business of the Stations as described in Section 2.1(f).

     "Intellectual Property" means all Seller's right, title and interest in and to the trademarks, tradenames, service marks, patents, franchises, copyrights, including registrations and applications for registration of any of them, slogans, jingles, logos, computer programs and software, trade secrets and similar materials and rights relating to the Stations as listed on Schedule 6.8.

     "Knowledge of Buyer" means the actual knowledge, after reasonable inquiry of Buyer's senior management, and the books and records of Buyer.

     "Knowledge of Seller" means the actual knowledge, after reasonable inquiry of Seller's senior management, the books and records of the Stations, and the actual knowledge of J. David Sinclair and Benjamin Miles.

     "Material Contracts" means those leases, contracts and agreements specifically designated in Schedule 2.1(c)(1) as being "Material Contracts."

     "Permitted Encumbrances" means those permitted liens or encumbrances to the Purchased Assets described in Section 6.4 and set forth on Schedule 6.4.

     "Purchase Price" shall mean the total consideration for the Purchased Assets as described in Section 4.1.

     "Purchased Assets" means those assets which are the subject matter of this Agreement that Seller shall sell, assign, transfer, convey and deliver to Buyer at Closing as described in Section 2.1.

     "Sales Agreements" means agreements entered into by Seller for the sale of time on the Stations for cash, as described in Section 2.1(c)(2).

     "Seller" means Sinclair Telecable, Inc. d/b/a Sinclair Communications, and Commonwealth Broadcasting, LLC.

     "Seller Documents" means those documents, agreements and instruments to be executed and delivered by Seller in connection with this Agreement as described in Section 6.1.

     "Specified Event" means those broadcast transmission failures described in
Section 8.5(b).

     "Stations" means WCDX-FM, Mechanicsville, Virginia, 92.1 MHz, WPLZ-FM, Petersburg, Virginia, 99.3 MHz, WJRV-FM, Richmond, Virginia, 105.7 MHz, and WGCV-AM, Petersburg, Virginia, 1240 KHz.

     "Studio Site" means the leased real estate located at 2809 Emerywood Parkway, Suite 300, Petersburg, Virginia that is currently used as the studio and office facilities for Stations WCDX-FM, WPLZ-FM and WJRV-FM.

     "WGCV-AM Studio Site" means the leased real estate located at 10537 South Crater Road, Petersburg, Virginia.

     "Trade Agreements" means agreements entered into by Seller for the sale of time on the Stations in exchange for merchandise or services, including those listed on Schedule 2.1(c)(1).

     "Trade Balance" means the difference between the aggregate value of time owed pursuant to the Trade Agreements and the aggregate value of goods and services to be received pursuant to the Trade Agreements, as computed in accordance with the Station's customary bookkeeping practices. The Trade Balance is "negative" if the value of time owed as of Closing exceeds the value of goods and services to be received. The Trade Balance is "positive" if the value of time owed as of Closing is less than the value of goods and services to be received.

     "Transaction" means the sale and purchase and assignments and assumptions contemplated by this Agreement and the respective obligations of Seller and Buyer set forth herein.

     "WCDX-FM Backup Transmitter Site" means the real estate located at 8216 Meadowbridge Road, Mechanicsville, Virginia owned by John Sinclair, that is currently used as Station WCDX's backup transmitter site.

     "WCDX-FM Transmitter Site" means the real estate located at 3425 Basie Road, Richmond, Virginia that is currently used as Station WCDX's transmitter site.

     "WPLZ-FM Transmitter Site" means the real estate located at Hare and Culpepper Streets, Petersburg, Virginia that is currently used as Station WPLZ's transmitter site.

     "WJRV-FM Transmitter Site" means the real estate located at 701 German School Road, Richmond, Virginia that is currently used as Station WJRV's transmitter site.

     "WGCV-AM Transmitter Site" means the real estate located at Hare and Culpepper Streets, Petersburg, Virginia that is currently used as Station WGCV's transmitter site.

     "WPLZ STL Site" means the real estate located at 3249 Basie Road, Richmond, Virginia that is currently used as Station WPLZ's Studio Transmitter Link ("STL") site.

     1.2.  Other Definitions.  Other capitalized terms used in this Agreement
           -----------------
shall have the meanings ascribed to them herein.

     1.3.  Number and Gender.  Whenever the context so requires, words used in
           -----------------
the singular shall be construed to mean or include the plural and vice versa,
                                                                  ---- -----
and pronouns of any gender shall be construed to mean or include any other gender or genders.

     1.4.  Headings and Cross-References.  The headings of the Sections and
           -----------------------------
Paragraphs hereof, the Table of Exhibits, and the Table of Schedules have been included for convenience of reference only, and shall in no way limit or affect the meaning or interpretation of the specific provisions of this Agreement. All cross-references to Sections or Paragraphs herein shall mean the Sections or Paragraphs of this Agreement unless otherwise stated or clearly required by the context. All references to Schedules herein shall mean the Schedules to this Agreement. Words such as "herein" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise stated or clearly required by the context. The term "including" means "including without limitation."

     1.5.  Computation of Time.   Whenever any time period provided for in this
           -------------------
Agreement is measured in "business days" there shall be excluded from such time period each day that is a Saturday, Sunday, recognized federal legal holiday, or other day on which the Commission's offices are closed and are not reopened prior to 5:30 p.m. Washington, D.C. time. In all other cases all days shall be counted.

2.0  ASSETS TO BE CONVEYED.
     ---------------------

     2.1.  Purchased Assets.   On the Closing Date, Seller shall sell, assign,
           ----------------
transfer, convey and deliver to Buyer free of all liens, encumbrances, mortgages, security interests of any kind or type whatsoever, all of Seller's assets used in the conduct of the business and operations of the

Stations (collectively referred to as the "Purchased Assets"), including, but not limited to, the following:

          (a) Licenses. The FCC Licenses, and all other transferrable licenses, permits and authorizations issued by any other Governmental Authority that are used in or necessary for the lawful operation of the Stations as currently operated by Seller.

          (b) Equipment. All tangible personal property and fixtures used or held for use in the operation of the Stations, including the property and assets listed or described in Schedule 6.6, together with supplies, inventory, spare parts and replacements thereof and improvements and additions thereto made between the date hereof and the Closing Date (the "Equipment").

          (c) Contracts and Agreements. The Contracts, Sales Agreements and Trade Agreements, subject to the following:

               (1) Buyer shall be obligated to assume only those Contracts that are listed in Schedule 2.1(c)(1) or that have been or will have been entered into in the ordinary course of the Station's business and in accordance with the terms of this Agreement, between the date hereof and the Closing Date, provided
                                                                       --------
that, unless otherwise approved in writing by Buyer, the obligations of the
----
Stations or Buyer under such Contracts entered into in the ordinary course of business do not exceed Five Thousand Dollars ($5,000) per annum per Contract or Twenty-five Thousand Dollars ($25,000) per annum in the aggregate or are terminable by the Stations on not more than 30 days' notice.

               (2) Except for those Sales Agreements to be assumed by Buyer that are listed on Schedule 2.1(c)(1), Buyer shall be obligated to assume only those Sales Agreements with terms of no longer than ten (10) weeks, or if containing terms of longer than 10 weeks, are terminable by the Station on not more than 15 days' notice and are (i) in existence as of the date of this Agreement or (ii) will have been entered into in the ordinary course of business and in accordance with the terms of this Agreement at commercially reasonable rates.

               (3) Except with regard to that certain Trade Agreement dated February 4, 1999, between Sinclair Telecable, Inc. and Moore Cadillac (the "Cadillac Lease"), Buyer shall be obligated to assume only those Trade Agreements that are listed in Schedule 2.1(c)(1) or that have been or will have been entered into in the ordinary course of business and in accordance with the terms of this Agreement, between the date hereof and the Closing Date, and are
(i) immediately preemptible for cash time sales; (ii) require the provision of air time only on a "run of schedule" basis; and (iii) primarily inure or will inure to the benefit of the Stations. Notwithstanding the foregoing and except with regard to the Cadillac Lease, Buyer's obligation to assume Trade Agreements (including those Trade Agreements listed on Schedule 2.1(c)(1) and those entered into by the Station on or before May 31, 1999 in the ordinary course of business) that have an aggregate negative Trade Balance exceeding Five Thousand Dollars ($5,000), is conditioned upon Seller's agreement that Buyer will receive a credit against the Purchase Price at

Closing equivalent to the amount that such negative Trade Balance exceeds Five Thousand Dollars ($5,000) as of May 31, 1999.

               (4) Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract or other agreement, undertaking or obligation if (i) an attempted assignment, without the consent required for such assignment, may constitute a breach thereof or may in any way have a material adverse effect on Seller's rights thereunder prior to Closing or Buyer's rights thereunder after Closing and (ii) such consent is not obtained by Seller prior to Closing, provided,
                                                                  --------
however, that Seller will use its best efforts at its own expense to obtain
-------
all such consents prior to Closing.

          (d) Programming Materials. All programs, programming material, and music libraries in whatever form or nature owned by Seller and used or intended for use in the operation of the Stations.

          (e) Intellectual Property. All Seller's right, title and interest in and to the Intellectual Property used in the operation of the Stations.

          (f)  Intangible Property.   All of Seller's right, title and interest
in and to the goodwill and other intangible assets used or useful in or arising from the business of the Stations, including all customer lists, and sales plans.

          (g) Business Records. All business records of Seller (including logs, public file materials and engineering records) relating to or used in the operation of the Stations and not relating solely to Seller's internal corporate affairs.

          (h) Station Records. All of the Stations' proprietary information, technical information and data, machinery and equipment warranties (to the extent such warranties are assignable), maps, plans, diagrams, blueprints, schematics, files, records, studies, data, lists, general accounting records, books of account, in whatever form, used or held for use for the business or operation of the Stations, including filings with the FCC which relate to the Stations.

          (i) Real Property. The Real Property described in Schedule 6.13 which is used as both the WPLZ-FM Transmitter Site and WGCV-AM Transmitter Site.

          (j)  Real Property Leases.   Sinclair currently holds a leasehold
interest in the Real Property described in Schedule 6.13 which is used as the WCDX-FM Transmitter Site and the WPLZ(FM) Studio Transmitter Link site (WPJB292 call sign). Commonwealth currently holds a leasehold interest in the Real Property described in Schedule 6.13 which is used as the WJRV-FM Transmitter Site. At Closing, Seller shall transfer and assign any and all of its rights, title and interest in these leasehold interests to Buyer. In addition, John Sinclair hold title to the Real Property described in Schedule 6.13 which is used as the WCDX-FM Backup Transmitter Site. At Closing, Seller shall at Buyer's option cause John Sinclair (or his successors and assigns) to enter into a lease with Buyer for an initial term of ten (10) years, with, at Buyer's option, two (2) renewal terms of ten (10) years each, for the amount of $100 per year for continued use of the site.

          (k) Studio Site Leases. Seller currently holds a leasehold interest in the Real Property described in Schedule 6.13 which is used as the Studio Site and the WGCV-AM Studio Site. At Closing, Seller shall transfer and assign any and all of its rights, title and interest in the Studio Site Leases to Buyer.

     2.2. Excluded Assets.  There shall be excluded from the Purchased Assets
          ---------------
and retained by the Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets"):

          (a)  Receivables.  All Accounts Receivable.

          (b) Cash and Investments. All cash and cash equivalents on hand or in bank accounts and other cash items and investment securities of Seller on the Closing Date.

          (c) Insurance. All contracts of insurance (including any cash surrender value thereof) and all insurance proceeds of settlement and insurance claims made by Seller on or before the Closing Date, except that any insurance proceeds Seller receives due to damaged equipment will be used to repair or replace such equipment.

          (d) Employee Benefit Assets. All pension, profit sharing and savings plans and trusts, and any assets thereof, except that any employee account balances under any plan qualified under Section 401(k) of the Code shall be promptly transferred to a plan qualified under Section 401(k) and, at Buyer's request, made available by or on behalf of Buyer if such employee is hired by Buyer, to the extent allowed under each such plan and applicable law.

          (e) Contracts. All contracts that will have terminated or expired prior to Closing by their terms and all contracts, agreements, instruments, undertakings and obligations not expressly assumed by Buyer hereunder.

          (f) Tax items. All claims, rights and interest in and to any refunds for federal, state or local taxes to which Seller is entitled for periods prior to the Closing Date.

          (g) Corporate Records. Seller's corporate minute books and other books and records relating to internal corporate minutes.

3.0  ESCROW DEPOSIT.  Simultaneously with the execution and delivery of this
     --------------
Agreement by both parties, Buyer has deposited with Wilmington Trust Company ("Escrow Agent"), a cash deposit of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) (the "Escrow Deposit"). The Escrow Deposit shall be held in an interest-bearing account and disbursed by Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit 1 (the "Escrow Agreement"), which Escrow Agreement has been entered into by Seller, Buyer and Escrow Agent simultaneously herewith.

4.0  PURCHASE PRICE AND METHOD OF PAYMENT.
     ------------------------------------

     4.1. Consideration. The total consideration for the Purchased Assets at
          -------------
Closing (the "Purchase Price") shall be Thirty Four Million Dollars ($34,000,000) payable as set forth in this Section 4.

     4.2. Payment at Closing. At Closing, Buyer shall pay:
          ------------------

          (a) Thirty Two Million Seven Hundred and Fifty Thousand Dollars ($32,750,000) (as adjusted pursuant to Sections 8.5 and 12.1) to Seller by check or wire transfer of same day funds pursuant to wire transfer instructions which shall be delivered by Seller to Buyer at least five business days prior to Closing.

          (b) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) to Seller by causing the Escrow Agent to release the Escrow Deposit to Seller, with all interest earned on the Escrow Deposit remitted to Buyer.

     4.3. Allocation. The Purchase Price shall be allocated to the Purchased
          ----------
Assets in accordance with an allocation schedule prepared by Seller pursuant to
Section 1060 of the Code and mutually agreed upon by Seller and Buyer. Seller and Buyer shall use such allocation for tax accounting (including preparation of IRS Form 8594), and all other purposes. If Seller and Buyer have not agreed upon the allocation prior to the Closing Date, Closing shall take place as scheduled and any dispute shall be resolved by a qualified media appraiser mutually acceptable to Seller and Buyer, whose decision shall be final and whose fees and expenses shall be paid one-half by Seller and one-half by Buyer. If the allocation must be determined by a media appraiser, Seller and Buyer agree to cooperate in good faith so that such appraisal may be completed within sixty
(60) days after Closing.

     4.4. Seller's Liabilities. Buyer does not and shall not assume or be
          --------------------
deemed to assume, pursuant to this Agreement or otherwise, any agreements, liabilities, undertakings, obligations or commitments of Seller or the Stations of any nature whatsoever except: (i) liabilities accruing after Closing under the Contracts, Sales Agreements and Trade Agreements listed in Schedule 2.1(c)(1) or otherwise expressly assumed by Buyer pursuant to, and subject to,
Section 2.1(c), provided, that, Buyer shall not assume liability for any
                --------  ----
breaches, violations or defaults under the Contracts, Sales Agreements and Trade Agreements that occurred prior to Closing; and (ii) prorated items that are to be paid by Buyer after Closing pursuant to Section 12.1.

5.0  HART-SCOTT-RODINO. As promptly as practicable and no later than ten (10)
     -----------------
days following the execution of this Agreement, Seller and Buyer shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Seller and Buyer shall diligently take all necessary and proper steps and provide any additional information reasonably requested in order to comply with the requirements of such Act. Buyer shall pay the filing fee.

6.0  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Seller hereby makes
     --------------------------------------------------
to and for the benefit of Buyer, the following representations, warranties and covenants:

     6.1. Existence, Power and Identity. Sinclair is a corporation duly
          -----------------------------
organized and validly existing under the laws of the State of Indiana and Commonwealth is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Both Sinclair and Commonwealth are licensed to do business in the Commonwealth of Virginia with full corporate power and authority (a) to own, lease and use the Purchased Assets as currently owned, leased and used, (b) to conduct the business and operation of the Stations as currently conducted and (c) to execute and deliver this Agreement and each other document, agreement and instrument to be executed and delivered by Seller in connection with this Agreement (collectively, the "Seller Documents"), and to perform and comply with all of the terms, obligations and covenants to be performed and complied with by Seller hereunder and thereunder. The addresses of Seller's chief executive office and all of Seller's additional places of business, and all places where any of the tangible personal property included in the Purchased Assets is now located, or has been located during the past 180 days, are correctly listed in Schedule 6.1. Except as set forth in
Schedule 6.1, during the past five years, Seller has not been known by or used, nor, to the best of Seller's knowledge, has any prior owner of the Stations been known by or used, any corporate, partnership, fictitious or other name in the conduct of the Stations' business or in connection with the ownership, use or operation of the Purchased Assets.

     6.2. Binding Effect. The execution, delivery and performance by Seller
          --------------
of this Agreement has been and the Seller Documents will be duly authorized by all necessary corporate or limited liability company action, and copies of those authorizing resolutions, certified by an officer, member, partner or manager as appropriate, shall be delivered to Buyer at Closing. No other action by Sinclair or Commonwealth is required for Seller's execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Seller to Buyer and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium and similar laws relating to or affecting creditors, and other obligees' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

     6.3. No Violation. Except as set forth on Schedule 6.3, none of (i) the
          ------------
execution, delivery and performance by Seller of this Agreement or any of the Seller Documents, (ii) the consummation of the Transaction, or (iii) Seller's compliance with the terms or conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms or conditions of, constitute a default under, or violate (x) Seller's articles of incorporation, bylaws, operating agreement or limited liability company agreement, (y) any judgment, decree, order, consent, agreement, lease or other instrument (including any Contract, Sales Agreement or Trade Agreement) to which Seller is a party or by which Seller or any of its assets (including the Purchased Assets) or the Stations is or may be legally bound or affected, or (z) any law, rule, regulation or ordinance of any Governmental Authority applicable to Seller or any of its assets (including the Purchased Assets) or the operation of the Stations.

     6.4. Conveyance of Assets. At Closing, Seller shall convey to Buyer
          --------------------
good and marketable title to all the Purchased Assets, free and clear of all liens, pledges, collateral assignments, security interests, capital or financing leases, easements, covenants, restrictions and encumbrances or other defects of title except: (i) the inchoate lien for current taxes or other governmental charges not yet due and payable and that will be prorated between Seller and Buyer pursuant to Section 12.1; and (ii) the Permitted Encumbrances.

     6.5. Governmental Authorizations. Except for the FCC Licenses which are
          ---------------------------
set forth in Schedule 6.5, no transferable licenses, permits, or authorizations from any Governmental Authority are required to own, use or operate the Purchased Assets, to operate the Stations or to conduct Seller's business as currently operated and conducted by Seller. The FCC Licenses are all the Commission authorizations held by Seller with respect to the Stations, and are all the Commission authorizations used in or necessary for the lawful operation of the Stations as currently operated by Seller. The FCC Licenses are in full force and effect, are subject to no conditions or restrictions other than those which appear on their face and are unimpaired by any acts or omissions of Seller, Seller's officers, employees or agents. Seller has delivered true and complete copies of all FCC Licenses to Buyer. There is not pending or, to the Knowledge of Seller, threatened, any action by or before the Commission or any other Governmental Authority to revoke, cancel, rescind or modify any of the FCC Licenses (other than proceedings to amend Commission rules of general applicability or otherwise affecting the broadcast industry generally), and there is not now issued, outstanding or pending or, to the Knowledge of Seller, threatened, by or before the Commission or any other Governmental Authority, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller or otherwise with respect to the Stations. The Stations are operating in compliance with all FCC Licenses, the Communications Act of 1934, as amended (the "Communications Act"), and the current rules, regulations, policies and practices of the Commission. The Commission's most recent renewals of the FCC Licenses were not challenged by any petition to deny or any competing application. Seller has no knowledge of any facts relating to it that, under the Communications Act or the current rules, regulations, policies and practices of the Commission may cause the Commission to deny Commission renewal of the FCC Licenses or deny Commission consent to the Transaction.

     6.6. Equipment. Seller has good and marketable title, both legal and
          ---------
equitable, to the Equipment. The Equipment, together with any improvements and additions thereto and replacements thereof less any retirements or other dispositions as permitted by this Agreement between the date hereof and the Closing Date, will, at Closing, be all the tangible personal property used or useful in the lawful operation of the Stations as currently operated by Seller. Except as specifically indicated to the contrary in Schedule 6.6, all Equipment is serviceable, in good operating condition (reasonable wear and tear excepted), and is not in imminent need of repair or replacement. All items of transmitting and studio equipment included in the Equipment (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice and (ii) will permit the Stations to operate in accordance with the terms of the FCC Licenses.

     6.7.  Contracts. Seller has made available to Buyer or its
           ---------
representatives complete and correct copies of all Contracts and Trade Agreements listed on Schedule 2.1(c)(1) hereto. The list of Trade Agreements on
Schedule 2.1(c)(1) is accurate and complete. Except for Sales Agreements that comply with the terms of this Agreement, Schedule 2.1(c)(1) includes all the contracts, leases, and agreements to which Seller is a party and which Buyer has agreed to assume, other than those contracts that will be performed in full prior to the Closing. To the Knowledge of Seller, each Contract is in full force and effect and is unimpaired by any acts or omissions of Seller, Seller's employees or agents, or Seller's officers. Except as set forth on Schedule 2.1(c)(1), there has not occurred as to any Contract any event of default by Seller or any event that, with notice, the lapse of time or otherwise, could become an event of default by Seller. There has not occurred as to any Contract any default by any other party thereto or any event that, with notice, the lapse of time or otherwise, or at the election of any person other than Seller, could become an event of default by such party. Those Contracts whose stated duration extends beyond the Closing Date will, at Closing, be in full force and effect, unimpaired by any acts or omissions of Seller, Seller's employees or agents, or Seller's officers. If any Contract requires the consent of any third party in order for Seller to assign that Contract to Buyer, Seller shall use its best efforts to obtain at its own expense such consent prior to Closing.

     6.8.  Promotional Rights. The Intellectual Property set forth on Schedule
           ------------------
6.8 includes all call signs and trademarks that Seller is transferring to Buyer, used to promote or identify the Stations. Except as set forth on Schedule 6.8, the Intellectual Property is in good standing and uncontested by any third party. Except as set forth on Schedule 6.8, Seller has no Knowledge of any infringement or unlawful or unauthorized use of those promotional rights, including the use of any call sign, slogan or logo by any broadcast or cable stations in the Richmond or Petersburg metropolitan areas that may be confusingly similar to those currently used by the Stations. Except as set forth on Schedule 6.8, to the Knowledge of Seller, the operations of the Stations do not infringe, and no one has asserted to Seller that such operations infringe, any copyright, trademark, tradename, service mark or other similar right of any other party.

     6.9.  Insurance. Schedule 6.9 lists all insurance policies held by Seller
           ---------
with respect to the Purchased Assets and the business and operation of the Stations. Such insurance policies are in full force and effect, all premiums with respect thereto are currently paid and Seller is in compliance with the terms thereof. Seller has not received any notice from any issuer of any such policies of its intention to cancel, terminate, or refuse to renew any policy issued by it. Seller will maintain the insurance policies listed on Schedule 6.9 in full force and effect through the Closing Date.

     6.10. Financial Statements.
           --------------------

           (a) Seller has furnished Buyer with the audited Financial Statements for fiscal years 1996, and 1997 as well as unaudited Financial Statements for December 31, 1998. The Financial Statements: (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and as compared with prior periods; and (ii) fairly present Seller's financial position, income, expenses, assets, liabilities, shareholder's equity and the results of operations of the Stations as of the dates and for the periods indicated. Since December 31, 1998, there has been no material adverse change in the business, assets, properties or condition (financial or otherwise) of the business. No event has occurred that would make such Financial Statements misleading in any respect.

     (b) Except as reflected in the most recently available balance sheets, including the notes thereto or otherwise disclosed in this Agreement or the Schedules hereto, and except for the current liabilities and obligations incurred in the ordinary course of business of the Stations (not including for this purpose any tort-like liabilities or breach of contract) since the date of the most recently available balance sheets, there exist no liabilities or obligations of Seller, contingent or absolute, matured or unmatured, known or unknown. Except as set forth on Schedule 6.10(b) since the date of the most recently available balance sheets, (i) Seller has not made any contract, agreement or commitment or incurred any obligation or liability (contingent or otherwise), except in the ordinary course of business and consistent with past business practices, (ii) there has not been any discharge or satisfaction of any obligation or liability owed by Seller, which is not in the ordinary course of business or which is inconsistent with past business practices, (iii) there has not occurred any sale of or loss or material injury to the business, or any material adverse change in the business or in the condition (financial or otherwise) of the Stations, (iv) Seller has operated the business in the ordinary course and (v) Seller has not increased the salaries or any other compensation of any of its employees or agreed to the payment of any bonuses. The monthly balance sheets (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and as compared with prior periods; and (ii) fairly present Company's financial position, income, expenses, assets, liabilities, shareholder's or member's equity and the results of operations of the Stations as of the dates and for the periods indicated, subject to year end adjustments which do not materially affect the operations of Seller.

     6.11. Employees. Except as otherwise listed on Schedule 6.11, (i) no
           ---------
employee of the Stations is represented by a union or other collective bargaining unit, no application for recognition as a collective bargaining unit has been filed with the National Labor Relations Board, and, to the Knowledge of Seller, there has been no concerted effort to unionize any of the Stations' employees and (ii) Seller has no other written or oral employment agreement or arrangement with any Station employee, and no written or oral agreement concerning bonus, termination, hospitalization or vacation. Seller has delivered to Buyer a list of all persons currently employed at the Stations together with an accurate description of the terms and conditions of their respective employment as of the date of this Agreement. Seller will promptly advise Buyer of any terminations or resignations of management employees or on-air staff that occur prior to the earlier of commencement of the Time Brokerage Agreement between the parties or the Closing Date.

     6.12. Employee Benefit Plans.
           ----------------------

           (1) Except as described in Schedule 6.12, neither Seller nor any Affiliates (as defined below) have at any time established, sponsored, maintained, or made any contributions to, or been parties to any contract or other arrangement or been subject to any statute or rule requiring them to establish, maintain, sponsor, or make any contribution to, (i) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA")) ("Pension Plan"); (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) ("Welfare Plan"); or (iii) any deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangement ("Other Plan"). Seller and the Affiliates have no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated, whether or not known, and whether due or to become due) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA), or Other Plan that is not listed in Schedule 6.12. For purposes of this Section 6.12, the term "Affiliate" shall include all persons under common control with Seller within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulations promulgated thereunder, or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code").

           (2) Each plan or arrangement listed in Schedule 6.12 (and any related trust or insurance contract pursuant to which benefits under such plans or arrangements are funded or paid) has been administered in all material respects in compliance with its terms and in both form and operation is in compliance with applicable provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1986 and regulations thereunder, and other applicable law. Each Pension Plan listed in Schedule 6.12 has been determined by the Internal Revenue Service to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code, and nothing has occurred or been omitted since the date of the last such determination that resulted or could result in the revocation of such determination. Seller and the Affiliates have made all required contributions or payments to or under each plan or arrangement listed in
Schedule 6.12 on a timely basis and have made adequate provision for reserves to meet contributions and payments under such plans or arrangements that have not been made because they are not yet due.

           (3) To the Knowledge of Seller, the consummation of this Agreement (and the employment by Buyer of former employees of Seller or any employees of an Affiliate) will not result in any carryover liability to Buyer for taxes, penalties, interest or any other claims resulting from any employee benefit plan (as defined in Section 3(3) of ERISA) or Other Plan. In addition, Seller and each Affiliate make the following representations (i) as to all of their Pension
Plans: (A) neither Seller nor any Affiliate has become liable to the PBGC under ERISA under which a lien could attach to the assets of Seller or an Affiliate;
(B) Seller and each Affiliate has not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA; and (C) Seller and each Affiliate has not made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA, and (ii) all group health plans maintained by the Seller and each Affiliate have been operated in material compliance with Section 4980B(f) of the Code.

           (4) The parties agree that Buyer does not and will not assume the sponsorship of, or the responsibility for contributions to, or any liability in connection with, any Pension Plan, any Welfare Plan, or Other Plan maintained by Seller or an Affiliate for its employees, former employees, retirees, their beneficiaries or any other person.

     6.13. Real Property. Sinclair holds title to the real property described
           -------------
in Schedule 6.13 which is used as the WPLZ-FM Transmitter Site and the WGCV-AM Transmitter Site. In addition, John Sinclair holds title to the real property described in Schedule 6.13 which is used as the WCDX-FM Backup Transmitter Site. Sinclair also holds leasehold interests in the real property described in
Schedule 6.13 which is used as the WCDX-FM Transmitter Site, the WPLZ-FM STL Site and the real property described in Schedule 6.13 which is used as the WCDX-FM, WPLZ-FM and WJRV-FM Studio Site. Commonwealth holds a leasehold interest in the property described in Schedule 6.13 which is used as the WJRV Transmitter Site. Sinclair holds a leasehold interest in the real property described in
Schedule 6.13 which is used as the WGCV-AM Studio Site. All such interests in real property are hereinafter referred to as "Real Property". Except as listed on Schedule 6.13, all of the improvements, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities, and the roof, walls and other structural components which are part of, or located in, such improvements, are in good operating condition and repair, comply in all material respects with applicable zoning laws and the building, health, fire and environmental protection codes of all applicable governmental jurisdictions, and do not require any repairs other than normal routine maintenance to maintain them in good condition and repair. None of the improvements have any structural defects. No portion of the Real Property described in Schedule 6.13 is the subject of any condemnation or eminent domain proceedings currently instituted or pending, and to the Knowledge of Seller, no such proceedings are threatened. There are no condemnation, zoning or other land use regulations proceedings instituted or, to the Knowledge of Seller, planned to be instituted, which would materially affect the use and operations of the Real Property for any lawful purpose, and Seller has not received notice of any special assessment proceedings materially affecting the Real Property. The Real Property has direct and unobstructed access to all public utilities necessary for the uses to which the Real Property is currently devoted by Seller in the operation of the Stations.

     6.14. Environmental Protection. Except as set forth on Schedule 6.14,
           ------------------------
(i) no Hazardous Substances have been treated, stored, used, released or disposed of on the Studio Site, or the WGCV-AM Studio Site, (collectively the "Studio Sites"), the WPLZ-FM Transmitter Site, the WGCV-AM Transmitter Site, the WCDX-FM Transmitter Site, the WJRV-FM Transmitter Site, the WCDX-FM Backup Transmitter Site or the WPLZ-FM STL Site (collectively the "Transmitter Sites") by Seller or to the Knowledge of Seller, by any other party; (ii) to the Knowledge of Seller, Seller is not liable for cleanup or response costs with respect to any present or past emission, discharge, or release of any Hazardous Substances; (iii) to the Knowledge of Seller, no "underground storage tank" (as that term is defined in regulations promulgated by the federal Environmental Protection Agency) is used in the operation of the Stations or is located on the Studio Sites or the Transmitter Sites; (iv) there are no pending actions, suits, claims, legal proceedings or any other proceedings based on environmental conditions or noncompliance at the Studio Sites or Transmitter Sites, or any part thereof, arising from Seller's activities involving Hazardous Substances; (v) there are no conditions, facilities, procedures or any other facts or circumstances caused by the Seller, or to the Knowledge of the Seller, caused by any other party at the Studio Sites or Transmitter Sites which constitute noncompliance with Environmental Law or regulations; and (vi) there are no structures, improvements, equipment, activities, fixtures or facilities at the Studio Sites or Transmitter Sites that have been placed by the Seller, or to the Knowledge of the Seller, by any other party which are constructed with, use or otherwise contain Hazardous Substances, including, but without limitation, asbestos or polychlorinated biphenyls.

     6.15. Compliance with Law. There is no outstanding complaint, citation,
           -------------------
or notice issued by any Governmental Authority asserting that Seller is in violation of any law, regulation, rule, ordinance, order, decree or other material requirement of any Governmental Authority (including any applicable statutes, ordinances or codes relating to zoning and land use, health and sanitation, environmental protection, occupational safety and the use of electric power) affecting the Purchased Assets or the business or operations of the Stations, and Seller is in material compliance with all such laws, regulations, rules, ordinances, decrees, orders and requirements. Without limiting the foregoing:

           (a) The Stations' transmitting and studio equipment is in material respects operating in accordance with the terms and conditions of the FCC Licenses, all underlying construction permits, and the rules, regulations, practices and policies of the Commission, including all requirements concerning equipment authorization and human exposure to radio frequency radiation.

           (b) Seller has, in the conduct of the Stations' business, materially complied with all applicable laws, rules and regulations relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, collective bargaining, pension and welfare benefit plans, and the payment of Social Security and similar taxes, and Seller is not liable for any arrears of wages or any tax penalties due to any failure to comply with any of the foregoing.

           (c) Except as set forth in Schedule 6.15, all ownership reports, employment reports, tax returns and other material documents required to be filed by Seller with the Commission or other Governmental Authority have been filed; such reports and filings are accurate and complete in all material respects; such items as are required to be placed in the Stations' local public records files have been placed in such files; all proofs of performance and measurements that are required to be made by Seller with respect to the Stations' transmission facilities have been completed and filed at the Stations; and all information contained in the foregoing documents is true, complete and accurate.

           (d) Seller will, prior to Closing, use its best efforts to make the Stations' local public file complete in all material respects.

           (e) The location of the Stations' main studio(s) complies with the FCC's rules.

           (f) Seller has paid to the Commission the regulatory fees due for the Stations for the years 1994-98.

     6.16. Litigation. Except for proceedings affecting radio broadcasters
           ----------
generally and except as set forth on Schedule 6.3, there is no litigation, complaint, investigation, suit, claim, action or proceeding pending, or to the Knowledge of Seller, threatened before or by the Commission, any other Governmental Authority, or any arbitrator or other person or entity relating to the business or operations of the Stations or to the Purchased Assets. Except as set forth on Schedule 6.3, there is no other litigation, action, suit, complaint, claim, investigation or proceeding pending, or to the Knowledge of Seller, threatened that may give rise to any material claim against any of the Purchased Assets or adversely affect Seller's ability to consummate the Transaction as provided herein. To the Knowledge of Seller, there are no facts that could reasonably result in any such proceedings.

     6.17. Insolvency Proceedings. No insolvency proceedings of any character,
           ----------------------
including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, the Stations' Assets or the Purchased Assets are pending or, to the Knowledge of Seller, threatened. Seller has not made an assignment for the benefit of creditors.

     6.18. Sales Agreements. The Sales Agreements in existence on the date
           ----------------
hereof have been entered into in the ordinary course of the Stations' business, at rates consistent with Seller's usual past practices and each Sales Agreement is for a term no longer than 10 weeks or, if longer, is terminable by the Stations upon not more than 15 days notice.

     6.19. Liabilities. There are no known liabilities or obligations of Seller
           -----------
relating to the Stations, whether related to tax or non-tax matters, due or not yet due, except as and to the extent set forth on the most recent Financial Statements described in Section 6.10.

     6.20. Sufficiency of Assets. The Purchased Assets in conjunction with the
           ---------------------
leases referred to in Section 2.1(j) are and, on the Closing Date will be, sufficient to conduct the operation and business of the Stations in the manner in which it is currently being conducted.

     6.21. Related Parties. Except as disclosed in Schedule 6.21 neither Seller
           ---------------
nor any member, manager, shareholder, officer or director of Seller has any interest whatsoever in any corporation, firm, partnership or other business enterprise which has had any business transactions with Seller relating to the Purchased Assets or the Stations, and no member, manager, shareholder, officer or director of Seller has entered into any transactions with Seller relating to the Purchased Assets or the Stations.

     6.22.  Taxes. The Seller has timely filed with all appropriate Governmental
            -----
Authority all federal, state, commonwealth, local, and other tax or information returns and tax reports (including, but not limited to, all income tax, unemployment compensation, social security, payroll, sales and use, profit, excise, privilege, occupation, property, ad valorem, franchise, license, school and any other tax under the laws of the United States or of any state or any commonwealth or any municipal entity or of any political subdivision with valid taxing authority) due for all periods ended on or before the date hereof. Seller has paid in full all federal, state, commonwealth, foreign, local and other governmental taxes, estimated taxes, interest, penalties, assessments and deficiencies (collectively, "Taxes") which have become due pursuant to such returns or without returns or pursuant to any assessments received by Seller. The Seller has timely withheld and paid over all taxes with respect to employees, independent contractors and shareholders. Such returns and forms are true, correct and complete in all material respects, and Seller has no liability for any Taxes in excess of the Taxes shown on such returns. Seller is not a party to any pending action or proceeding and, to the Knowledge of Seller, there is no action or proceeding threatened by any Governmental Authority against Seller for assessment or collection of any Taxes, and no unresolved claim for assessment or collection of any Taxes has been asserted against Seller.

     6.23. No Misleading Statements. This Agreement, and any disclosures made in
           ------------------------
this Agreement and any Schedule attached hereto will not contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. Seller represents and warrants that it has disclosed, and agrees it will continue to disclose to Buyer, any fact that Seller is obligated to disclose to assure the continuing accuracy of the representations and warranties contained in this Section 6.

7.0  BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Buyer hereby makes to
     -------------------------------------------------
and for the benefit of Seller, the following representations, warranties and covenants:

     7.1.  Existence and Power. Buyer is a corporation duly organized,
           -------------------
validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to assume and perform this Agreement, and as of the Closing Date will be authorized to do business in the Commonwealth of Virginia.

     7.2.  Binding Effect. The execution, delivery and performance by Buyer of
           --------------
this Agreement, and each other document, agreement and instrument to be executed and delivered by Buyer in connection with this Agreement (collectively, the "Buyer Documents") has been or will be duly authorized by all necessary corporate action, and copies of those authorizing resolutions, certified by Buyer's Secretary shall be delivered to Seller at Closing. This Agreement has been, and each of the Buyer Documents will be, duly and validly executed and delivered by Buyer to Seller and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium and similar laws relating to or affecting creditors' and other obligees' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

     7.3.  No Violation. The execution, delivery and performance by Buyer of
           ------------
this Agreement or any of the Buyer's documents will not, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms or conditions of, constitute a default under, or violate (x) Buyer's articles of incorporation or by-laws, (y) any judgment, decree, order, consent agreement, lease or other instrument to which Buyer is a party or by which Buyer is legally bound, or (z) any law, rule, regulation or ordinance of any Governmental Authority applicable to Buyer.

     7.4.  Litigation. There is no litigation, action, suit, complaint,
           ----------
proceeding or investigation, pending or, to the Knowledge of Buyer, threatened that may adversely affect Buyer's ability to consummate the Transaction as provided herein. To the Knowledge of Buyer, there are no facts that could reasonably result in any such proceedings.

     7.5.  Licensee Qualifications. To the Knowledge of Buyer, there is no
           -----------------------
existing fact that would, under the current published and written policies, rules and regulations of the Commission or any other federal agency, disqualify Buyer from being the assignee of the FCC Licenses or the owner and operator of the Stations. Should Buyer become aware of any such fact, it will so inform Seller, and Buyer will use commercially reasonable efforts to remove any such disqualification. If such commercially reasonable efforts by Buyer are unsuccessful, Seller shall have the right in accordance with the terms hereof to terminate this Agreement.

     7.6.  Financial Qualifications.  Buyer will have available on the Closing
           ------------------------
Date, sufficient funds to enable it to consummate the Transaction contemplated hereby.

8.0  PRE-CLOSING OBLIGATIONS. The parties covenant and agree as follows with
     -----------------------
respect to the period prior to Closing:

     8.1.  Application for Commission Consent. Seller and Buyer shall join in
           ----------------------------------
and file the Assignment Application no later than June 1, 1999. Once the Assignment Application is filed, Seller and Buyer shall diligently take all reasonable steps necessary or desirable and proper expeditiously to prosecute the Assignment Application and to obtain the Commission's determination that grant of the Assignment Application will serve the public interest, convenience and necessity. Each party shall promptly provide the other with a copy of any pleading, order or other document served on the other relating to the Assignment Application. In the event that Closing occurs prior to a Final Order, then each party's obligations hereunder shall survive the Closing.

     8.2.  Access. Between the date hereof and the Closing Date, Seller
           ------
shall, in consultation with Buyer and upon reasonable notice to Seller, give Buyer and representatives of Buyer reasonable access during business hours to the Purchased Assets, the Stations, the employees of Seller and the Stations and the books and records of Seller relating to the business and operations of the Stations. It is expressly understood that, pursuant to this Section, Buyer, at its expense, shall be entitled to conduct such engineering inspections of the Stations, such environmental assessments and surveys of the Studio Site, the WGCV-AM Studio Site and the Transmitter Sites, and such reviews of the Station's financial records as Buyer may desire, so long as the same do not unreasonably interfere with Seller's operation of the Stations. No inspection or investigation made by or on behalf of Buyer, or Buyer's failure to make any inspection or investigation, shall affect Seller's representations, warranties and covenants hereunder or be deemed to constitute a waiver of any of those representations, warranties and covenants.

     8.3.  Material Adverse Changes; Financial Statements. Through the Closing
           -----------------------------------------------
Date:

           (a) Seller shall promptly notify Buyer of any event of which Seller obtains knowledge which has caused or is likely to cause a material adverse change to the financial condition or operation of the Stations.

           (b) Seller shall furnish to Buyer (i) monthly Financial Statements for Seller and (ii) such other reports as Buyer may reasonably request relating to Seller. Each of the Financial Statements delivered pursuant to this Section 8.3(b) shall be prepared in accordance with GAAP consistently applied during the periods covered (except as disclosed therein).

     8.4.  Operations Prior to Closing. Between the date of this Agreement and
           ---------------------------
 the Closing Date:

           (a) Seller shall operate the Stations in a manner consistent with Seller's and the Stations' past practice and in material compliance with all applicable laws, regulations, rules, decrees, ordinances, orders and requirements of the Commission and all other Governmental Authority. Seller shall promptly notify Buyer of any actions or proceedings that from the date hereof are commenced against Seller or the Stations or, to the Knowledge of Seller, against any officer, director, employee, consultant, agent or other representative of Seller with respect to the business of the Stations or the Purchased Assets.

           (b) Seller shall: (i) use the Purchased Assets only for the operation of the Stations; (ii) maintain the Purchased Assets in substantially their present condition (reasonable wear and tear in normal use and damage due to unavoidable casualty excepted); (iii) replace and/or repair the Purchased Assets as necessary in the ordinary course of business; (iv) maintain all inventories of supplies, tubes and spare parts at levels at least equivalent to those existing on the date of this Agreement; and (v) promptly give Buyer written notice of any unusual or materially adverse developments with respect to the Purchased Assets or the business or operations of the Stations.

           (c) Seller shall maintain the Stations' Business Records in the usual, regular and ordinary manner, on a basis consistent with prior periods.

           (d) Seller shall not: (i) sell, lease, encumber or otherwise dispose of any Purchased Assets or any interest therein except in the ordinary course of business and only if any property disposed of is replaced by property of like or better value, quality and utility prior to Closing; (ii) cancel, terminate, modify, amend or renew any of the Contracts without Buyer's express prior written consent; (iii) increase the compensation payable or to become payable to any employee of the Stations; or (iv) except to the extent expressly permitted in Section 2.1(c), enter into any Contract or other agreement, undertaking or obligation or assume any liability that may impose any obligation on Buyer after Closing, whether Seller is acting within or outside of the ordinary course of the Stations' business, without Buyer's prior written consent. Such consent shall not be unreasonably withheld provided that such action by Seller is taken in accordance with the ordinary course of business.

          (e) Seller and the Stations will enter into Sales Agreements only in the ordinary course of the Stations' business at commercially reasonable rates and each such Sales Agreement shall have a term not longer than 10 weeks or, if longer, shall be terminable by the Stations upon not more than 15 days notice.

          (f) Seller and the Stations will enter into Trade Agreements only in the ordinary course of the Stations' business and only if such Trade Agreements are (i) immediately preemptible for cash time sales; (ii) require the provision of air time only on a "run of schedule" basis; and (iii) primarily inure or will inure to the benefit of the Stations.

          (g) Seller shall use its best efforts to preserve the operations, organization and reputation of the Stations intact, by continuing to make expenditures and engage in activities designed to promote the Stations and encourage the purchase of advertising time on the Stations in a manner consistent with Seller's past practices. Seller shall use its best efforts to preserve the goodwill and business of the Stations' advertisers, suppliers and others having business relations with the Stations, and to continue to conduct financial operations of the Stations, including credit and collection policies, with no less effort, as in the prior conduct of the business of the Stations.

          (h) Seller shall not make or agree to any material amendment to any FCC License relating to the Stations.

          (i) Seller shall not, except as required by law, adopt any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, severance or other employee benefit plan, payment or arrangement or enter into any employment, consulting or management contract.

          (j) With respect to the Purchased Assets, Seller shall not merge or consolidate with any other corporation, acquire control of any other corporation or business entity, or take any steps incident to, or in furtherance of, any of such actions, whether by entering into an agreement providing therefore or otherwise.

          (k) Seller shall not solicit, either directly or indirectly, initiate, encourage or accept any offer for the purchase or acquisition of the Purchased Assets by any party other than Buyer.

          (l) Seller shall not terminate without comparable replacement or fail to renew any insurance coverage applicable to the Purchased Assets or Real Property of Seller.

          (m) Seller shall not take any action or fail to take any action that would cause the Seller to materially breach the representations, warranties and covenants contained in this Agreement.

     8.5.  Damage.
           ------

           (a) Risk of Loss. The risk of loss or damage, confiscation or condemnation of the Purchased Assets shall be borne by Seller at all times prior to Closing. In the event of material loss or damage, Seller shall promptly notify Buyer thereof and use its best efforts to repair, replace or restore the lost or damaged property to its former condition as soon as possible. If the cost of repairing, replacing or restoring any lost or damaged property is One Hundred Thousand Dollars ($100,000) or less, and Seller has not repaired, replaced or restored such property prior to the Closing Date, Closing shall occur as scheduled and Buyer may deduct from the Purchase Price paid at Closing the amount necessary to restore the lost or damaged property to its former condition. If the cost to repair, replace, or restore the lost or damaged property exceeds One Hundred Thousand Dollars ($100,000), and Seller has not repaired, replaced or restored such property prior to the Closing Date to the reasonable satisfaction of Buyer, Buyer may, at its option:

                (1) elect to consummate the Closing in which event Buyer may deduct from the Purchase Price paid at Closing the amount necessary to restore the lost or damaged property to its former condition in which event Seller shall be entitled to all proceeds under any applicable insurance policies with respect to such claim; or

                (2) elect to postpone the Closing, with prior consent of the Commission if necessary, for such reasonable period of time (not to exceed ninety (90) days) as is necessary for Seller to repair, replace or restore the lost or damaged property to its former condition.

     If, after the expiration of such extension period the lost or damaged property has not been fully repaired, replaced or restored to Buyer's satisfaction, Buyer may terminate this Agreement, in which event the Escrow Deposit and all interest earned thereon shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

           (b) Failure of Broadcast Transmissions. Seller shall give prompt written notice to Buyer if any of the following (a "Specified Event") shall occur and continue for a period of more than twelve (12) consecutive hours: (i) the transmission of the regular broadcast programming of any of the Stations in the normal and usual manner is interrupted or discontinued; or (ii) any of the Stations is operated at less than its licensed antenna height above average terrain or at less than eighty percent (80%) of its licensed effective radiated power. If, prior to Closing, any of the Stations is not operated at its licensed operating parameters for more than forty-eight (48) hours (or, in the event of force majeure or utility failure affecting generally the market served by the
----- -------
Stations, one hundred and twenty (120) hours, whether or not consecutive, during any period of thirty (30) consecutive days, or if there are three (3) or more Specified Events each lasting more than twelve (12) consecutive hours, then Buyer may, at its option: (i) terminate this Agreement, or (ii) proceed in the manner set forth in Paragraph 8.5(a)(1) or 8.5(a)(2). In the event of termination of this Agreement by Buyer pursuant to this Section, the

Escrow Deposit together with all interest accrued thereon shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

           (c) Resolution of Disagreements . If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section, the disagreement shall be referred promptly to a qualified consulting communications engineer mutually acceptable to Seller and Buyer who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, and whose fees and expenses shall be paid one-half each by Seller and Buyer.

     8.6.  Administrative Violations. If Seller receives any finding, order,
           -------------------------
complaint, citation or notice prior to Closing which states that any aspect of any of the Stations' operations violates or may violate any rule, regulation or order of the Commission or of any other Governmental Authority (an "Administrative Violation"), including, any rule, regulation or order concerning Environmental Law, the employment of labor or equal employment opportunity, Seller shall promptly notify Buyer of the Administrative Violation, use its best efforts to remove or correct the Administrative Violation, and be responsible prior to Closing for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

     8.7.  [This Section Intentionally Omitted]

     8.8.  Control of Stations. The Transaction shall not be consummated
           -------------------
until after the Commission has given its written consent thereto and between the date of this Agreement and the Closing Date, Seller shall control, supervise and direct the operation of the Stations.

     8.9.  Cooperation with Respect to Financial and Tax Matters. Between the
           -----------------------------------------------------
date hereof and the Closing Date, Seller, its shareholders, members, managers, officers, directors and employees shall cooperate and Seller shall cause its independent accounting firm to cooperate with Buyer for the purpose of preparing Financial Statements reviewed by Buyer's independent accountants for purposes of including such statements in any reports filed by Buyer with any Governmental Authority. Buyer shall be permitted to disclose the audited Financial Statements for, 1996, 1997 and 1998 as well as unaudited Financial Statements for any period subsequent to 1998 available prior to Closing and this Agreement in any filings submitted by the Buyer to any Governmental Authority.

     8.10. Closing Obligations. Seller and Buyer shall make commercially
           -------------------
reasonable efforts to satisfy the conditions precedent to Closing.

     8.11. Environmental Assessment. From the date hereof through the date that
           ------------------------
is within thirty (30) days prior to Closing, Buyer may commence and complete, at its expense, a Phase I and, if necessary, a Phase II Environmental Assessment of the owned and leased Real Property, including the WGCV-AM and WPLZ-FM Transmitter Site, the WCDX-FM Transmitter Site, the WCDX Backup Transmitter Site, the WJRV-FM Transmitter Site, the WPLZ-FM STL Site, the WGCV-AM Studio Site and the Studio Site. Seller agrees to cooperate with Buyer and such firm in performing such Environmental Assessment. Buyer shall provide a copy of such Environmental Assessment to Seller but such delivery shall not relieve Seller of any obligation with respect to any representation, warranty or covenant in this Agreement or waive any condition to Buyer's obligation under this Agreement.

     8.12. Time Brokerage Agreement. Seller and Buyer shall enter into a Time
           ------------------------
Brokerage Agreement ("TBA") that will commence on June 1, 1999 in the form attached hereto as Exhibit 2.

     8.13. Tax-Deferred Exchange. Seller has advised Buyer that it may elect
           ---------------------
to structure this Transaction as a tax-deferred like-kind exchange pursuant to Internal Revenue Code Section 1031. Buyer will cooperate with Seller to effectuate such an exchange provided, that, such tax-deferred, like-kind
                            --------  ----
exchange shall (i) not commence a second statutory 30-day public notice period for the Assignment Application under the Commission's published rules, regulations or policies, (ii) not result in any additional cost or expense to Buyer, (iii) not result in any tax consequences to Buyer, (iv) not affect Seller's liability to Buyer for any of the representations, warranties, covenants and obligations of Seller pursuant to this Agreement and (v) not require Buyer to serve as the qualified intermediary.

     8.14. Objections to Pending Applications. To the Knowledge of Buyer,
           ----------------------------------
there have been no petitions to deny or informal objections filed with the Commission against any application which is pending as of the date of this Agreement for assignment of license or transfer of control of any broadcast station to Buyer. Between the date hereof and the Closing Date, Buyer shall promptly inform Seller if any party files a petition to deny or informal objection with the Commission against any pending application for assignment of license or transfer of control of any broadcast station to Buyer.

9.0  STATUS OF EMPLOYEES.
     -------------------

     9.1.  Employment Relationship. All Station employees shall be and remain
           -----------------------
Seller's employees, subject to Seller's discretion, with Seller having full authority and control over their actions, and Buyer shall not assume the status of an employer or a joint employer of, or incur or be subject to any liability or obligation of an employer with respect to, any such employees unless and until actually hired by Buyer. Seller shall be solely responsible for any and all liabilities and obligations Seller may have to its employees, including, compensation, severance pay and accrued vacation time and sick leave. Seller shall be solely responsible for any and all liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under such laws on account of the Transaction and the dismissal or termination of any of Seller's employees.

     9.2.  Buyer's Right to Employ. Seller consents to Buyer discussing with the
           -----------------------
Stations' employees, at any time after ten (10) business days from the execution of this Agreement the possibility of their employment by Buyer. Seller agrees and acknowledges, however, that Buyer is under no obligation to offer employment to any of those employees.

10.0 CONDITIONS PRECEDENT.
     --------------------

     10.1.  Mutual Conditions.  The respective obligations of both Buyer and
            -----------------
Seller to consummate the Transaction are subject to the satisfaction of each of the following conditions:

            (a) Approval of Assignment Application. The Commission shall have granted the Assignment Application, and such grant shall be in full force and effect on the Closing Date.

            (b) Absence of Litigation. As of the Closing Date, no litigation, action, suit or proceeding enjoining, restraining or prohibiting the consummation of the Transaction shall be pending before any court, the Commission or any other Governmental Authority or arbitrator; provided, however,
                                                              --------  -------
that this Section may not be invoked by a party if any such litigation, action, suit or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, such party.

            (c)  Hart-Scott-Rodino.  All applicable waiting periods under the
                 -----------------
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

     10.2.  Additional Conditions to Buyer's Obligation.  In addition to the
            -------------------------------------------
satisfaction of the mutual conditions contained in Section 10.1, the obligation of Buyer to consummate the Transaction is subject, at Buyer's option, to the satisfaction or waiver by Buyer of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Seller to Buyer shall be true, complete, and correct in all material respects as of the Closing Date with the same force and effect as if then made.

            (b) Compliance with Conditions. All of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date under this Agreement and the Seller Documents shall have been duly complied with and performed in all material respects.

            (c) Discharge of Liens. Seller shall have obtained and delivered to Buyer, at least 10 days prior to Closing, a report prepared by C.T. Corporation System (or similar firm reasonably acceptable to Buyer) showing the results of searches of lien, tax, judgment and litigation records, demonstrating that the Purchased Assets are being conveyed to Buyer free and clear of all liens, security interests and encumbrances except for Permitted Encumbrances or otherwise consented to by Buyer in writing. The record searches described in the report shall have taken place no more than 15 days prior to the Closing Date. Buyer and Seller shall each pay one half of the expenses associated with these reports.

          (d) Third-Party Consents. Seller shall have obtained (i) all required third-party consents to Buyer's assumption of the Material Contracts, such that Buyer will, after Closing, enjoy all the rights and privileges of Seller under the Material Contracts subject only to the same obligations as are binding on Seller pursuant to the Material Contracts' current terms; and (ii) all other requisite third-party consents and approvals which may be necessary to consummate the Transaction.

          (e) Estoppel Certificates. At Closing, Seller shall deliver to Buyer a certificate executed by the other party to each Material Contract, including the landlord under the leases for the Studio Site, the WGCV-AM Studio Site, the WCDX-FM Transmitter Site, the WPLZ-FM STL Site and the WJRV-FM Transmitter Site dated no more than 15 days prior to the Closing Date, stating
(i) that such Contract is in full force and effect and has not been amended or modified; (ii) the date to which all rent and/or other payments due thereunder have been paid; and (iii) that Seller is not in breach or default under such Material Contract, and that no event has occurred that, with notice or the passage of time or both, would constitute a breach or default thereunder by Seller.

          (f) No Material Adverse Change. None of the Stations nor the Purchased Assets shall have suffered a material adverse change since the date of this Agreement, and there shall have been no changes since the date of this Agreement in the business, operations, condition (financial or otherwise), properties, assets or liabilities of Seller, of the Stations or of the Purchased Assets, except changes contemplated by this Agreement and changes which are not (either individually or in the aggregate) materially adverse to the Stations.

          (g) Opinion of Seller's Counsel. At Closing, Seller shall deliver to Buyer the written opinion or opinions of Seller's counsel, dated the Closing Date, in scope and form satisfactory to Buyer, to the following effect:

               (1) Sinclair is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and licensed to do business in the Commonwealth of Virginia with all requisite corporate power and authority to enter into and perform this Agreement.

               (2) Commonwealth is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with all requisite corporate power and authority to enter into and perform this Agreement.

               (3) This Agreement has been duly executed and delivered by Seller and such action has been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium and similar laws relating to or affecting creditors' and other obligees' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

               (4) None of (i) the execution and delivery of this Agreement,
(ii) the consummation of the Transaction, or (iii) compliance with the terms and conditions of this Agreement will, with or without the giving of notice or lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate Seller's operating agreement, articles of incorporation or bylaws, any law, rule, regulation or other requirement of any Governmental Authority, or any judgment, decree, order, agreement, lease or other instrument to which Seller is a party or by which Seller, the Stations or any of the Seller's assets, including the Purchased Assets, may be bound or affected.

               (5) Except as disclosed in Schedule 6.3, to such counsel's knowledge, no suit, action, claim or proceeding is pending or threatened that questions or may affect the validity of any action to be taken by Seller pursuant to this Agreement or that seeks to enjoin, restrain or prohibit Seller from carrying out the Transaction.

               (6) Except as disclosed in Schedule 6.3, to such counsel's knowledge, there is no outstanding judgment, or any suit, action, claim or proceeding pending, threatened or deemed by Seller's counsel to be probable of assertion, or any governmental proceeding or investigation in progress (other than proceedings affecting radio broadcasters generally) that could reasonably be expected to have an adverse effect upon the Purchased Assets or upon the business or operations of the Stations after Closing.

               (7) Seller is the authorized legal holder of the FCC Licenses, the FCC Licenses are in full force and effect, and the FCC Licenses are not the subject of any pending license renewal application. The FCC Licenses set forth on Schedule 6.5 constitute all FCC licenses and authorizations issued in connection with the operation of the Stations and are the only such licenses and authorizations required for the operation of the Stations, as currently operated. There are no applications pending before the Commission with respect to the Stations.

               (8) The Commission has consented to the assignment of the FCC Licenses to Buyer and, to such counsel's knowledge, no appeal or petition for reconsideration was filed.

               (9) To the best of such counsel's knowledge, there is no Commission investigation, notice of apparent liability or order of forfeiture, pending or outstanding against the Stations, or any complaint, petition to deny or proceeding against or involving the Stations pending before the Commission.

     The foregoing opinions shall be for the benefit of and may be relied on by Buyer and Buyer's lenders. In rendering such opinions, Seller's counsel may rely upon such corporate records of Seller and such certificates of public officials and officers of Seller as Seller's counsel deems appropriate.

          (h) Final Order. The Commission's action granting the Assignment Application shall have become a Final Order.

          (i) Financial Statements. The financial information set forth in the Stations' Financial Statements for the years ending December 31, 1997 and December 31, 1998, and for the period ending thirty (30) days prior to the Closing Date fairly and accurately reflect the financial performance and results of operation of the Stations for those periods.

          (j) Trade Balance. The Trade Balance, if negative, will not exceed Five Thousand Dollars ($5,000).

          (k) Compensation. Seller shall have satisfied all amounts due employees for compensation, whether pursuant to the terms of a written agreement or otherwise, including bonuses, vacation and sick pay and reimbursement of expenses, that have accrued as of the Closing.

          (l) Studio Site Lease. At Closing, Sinclair shall have assigned its interest in or have caused the owner of the Studio Site to enter into a written lease with Buyer for the use of the real property described in Section 6.13 as the Studio Site.

          (m) WGCV-AM Studio Site Lease. At Closing, Seller shall have assigned its interest in or have cause the owner of the WGCV-AM Studio Site to enter into a written lease with Buyer for the use of the real property described in
Schedule 6.13 as the WGCV-AM Studio Site.

          (n) WCDX-FM Transmitter Site Lease. At Closing, Sinclair shall have assigned its interest in or have caused the owner of the WCDX-FM Transmitter Site to enter into a written lease with Buyer for the use of the real property described in Schedule 6.13 as the WCDX-FM Transmitter Site.

          (o) WJRV-FM Transmitter Site Lease. At Closing, Commonwealth shall have assigned its interest in or have caused the owner of the WJRV-FM Transmitter Site to enter into a written lease with Buyer for the use of the real property described in Schedule 6.13 as the WJRV-FM Transmitter Site.

          (p) WCDX-FM Backup Transmitter Site Lease. At Closing, Seller shall have caused John Sinclair (or his successors and assigns) to enter into a written lease with Buyer for the use of the WCDX-FM Backup Transmitter Site for an initial term of ten (10) years, with, at Buyer's option, two (2) renewal terms of ten (10) years each for the amount of $100 per year.

          (q) WPLZ-FM STL Site. At Closing, Seller shall have assigned its interest in or have cause the owner of the WPLZ-FM STL Site to enter into a written lease with Buyer for the use of the real property described in Schedule
6.13 as the WPLZ-FM STL Site.

          (r) Environmental Remediation. Seller shall have cured, to Buyer's satisfaction, any deficiency identified in the Environmental Assessment, provided that in no event shall Seller be required to effect any cure except to
-------- ----
the extent any Hazardous Substances
would give rise to liability under Environmental Law as it applies to the present use of the Real Property, and provided further that Seller shall not be required to expend more than Fifty Thousand Dollars ($50,000) to cure such deficiency.

           (s)  Title Insurance and Surveys.  Buyer, at its cost and expense,
                ---------------------------
will obtain with respect to each parcel of owned real property described in
Schedule 6.13 which is used as Station WPLZ-FM Transmitter Site and Station WGCV-AM Transmitter Site not less than forty-five (45) days prior to Closing,
(i) an owner's policy, in an amount equal to the fair market value of such real property (including all improvements located thereon), insuring Buyer's fee simple title to such real property as of the Closing without defects in title, together with such endorsements for zoning, continuity, public access and extended coverage as Buyer or its lender may reasonably request and (ii) a current survey of each parcel of real property certified to Buyer and its lender, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads ("Survey") which shall not disclose any defect or encroachment from or onto any of the real property which has not been cured or insured over prior to the Closing.

           (t)  Closing Documents.  At the Closing Seller shall deliver to Buyer
(i) such assignments, bills of sale and other instruments of conveyance as are necessary to vest in Buyer title to the Purchased Assets, all of which documents shall be dated as of the Closing Date, duly executed by Seller and in form reasonably acceptable to Buyer; (ii) a certificate, dated the Closing Date, executed by Seller's President certifying as to those matters set forth in
Section 10.2(a) and (b); (iii) copies of Seller's corporate and governing resolutions authorizing the Transaction, each certified as to accuracy and completeness by Seller's Secretary, (iv) a document providing that Seller indemnifies Buyer for any claims that the intermediate party participating in the like-kind exchange may have against Buyer and (v) a certificate stating that the Operating Agreement for Station WGCV-AM with Hoffman Communications, Inc. has been terminated and all obligations under that agreement have been satisfied.

     10.3. Additional Conditions to Seller's Obligation.  In addition to
           --------------------------------------------
satisfaction of the mutual conditions contained in Section 10.1, the obligation of Seller to consummate the Transaction is subject, at Seller's option, to the satisfaction or waiver by Seller of each of the following conditions:

           (a) Representations and Warranties. The representations and warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made.

           (b) Compliance with Conditions. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date under this Agreement shall have been duly complied with and performed in all material respects.

          (c) Assumption of Liabilities. Buyer shall assume and agree to pay, perform and discharge Seller's obligations under the Contracts, Sales Agreements and Trade Agreements to the extent Buyer has expressly agreed to assume such obligations pursuant to Section 4.4.

          (d) Payment. Buyer shall pay Seller the Purchase Price due at Closing, as provided in Section 4.2.

          (e) Closing Documents. Buyer shall deliver to Seller at the Closing (i) copies of Buyer's corporate resolutions authorizing the Transaction certified as to accuracy and completeness by Buyer's Secretary; and (ii) a certificate, dated the Closing Date, executed by Buyer's President certifying as to those matters set forth in Section 10.3(a) and (b).

11.0. CLOSING. The Closing shall occur no earlier than the tenth day after
      -------
the date on which the Commission's grant of the Assignment Application becomes a Final Order and no later than eighteen (18) months from the date of this Agreement. Notwithstanding the preceding sentence, Seller shall have the option, upon sixty (60) days prior written notice to Buyer, of establishing a date for Closing that is no earlier than the tenth day after the date on which the Commission's grant of the Assignment Application becomes a Final Order and no later than eighteen (18) months from the date of this Agreement, provided
                                                                    --------
that, all of the conditions to Closing described in Section 10 have been
----
satisfied or waived. Seller and Buyer shall cooperate in seeking extensions from the Commission as necessary to permit Closing to occur consistent with the terms hereof. Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Buyer's counsel, Kirkland & Ellis, 655 15/th/ Street, NW, Suite 1200, Washington, D.C. 20005.

12.0. PRORATIONS.
      ----------

      12.1.  Apportionment of Expenses.  To the extent that they are not
             -------------------------
prorated pursuant to Section 13.0 of the Time Brokerage Agreement, Seller shall be responsible for all expenses arising out of the business of the Stations until 11:59 p.m. on the Closing Date, and Buyer shall be responsible for all expenses arising out of the business of the Stations after 11:59 p.m. on the Closing Date to the extent such expenses relate to liabilities assumed by Buyer pursuant to Section 4.4. All overlapping expenses shall be prorated or reimbursed, as the case may be, as of 11:59 p.m. on the Closing Date, provided however, that Seller shall be responsible for the payment of any and all Regulatory Fees for Fiscal Year 1999 (covering authorizations held in connection with the Stations as of October 1, 1998), owing to the Federal Communications Commission for each of the Stations and any and all auxiliary broadcast facilities licensed to Seller and used in the operation of Stations.

      12.2.  Determination and Payment.   Prorations shall be made, insofar as
             -------------------------
feasible, at Closing and shall be paid by way of adjustment to the Purchase Price. As to the prorations that cannot be made at Closing, the parties shall, within ninety (90) days after the Closing Date, make and pay all such prorations. If the parties are unable to agree upon all such prorations within that 90-day period, then any disputed items shall be referred to a firm of independent certified public accountants, mutually acceptable to Seller and Buyer, whose decision shall be final, and whose fees and expenses shall be allocated between and paid by Seller and Buyer, respectively, to the extent that such party does not prevail on the disputed matters decided by the accountants. If the disputed amount of the prorations are Ten Thousand Dollars ($10,000) or less, Seller and Buyer shall each pay one-half.

13.0.  POST-CLOSING OBLIGATIONS.  The parties covenant and agree as follows
       ------------------------
with respect to the period subsequent to Closing:

       13.1.  Indemnification.
              ---------------

              (a) Buyer's Right to Indemnification. Seller hereby indemnifies and holds Buyer, its officers, directors and shareholders harmless from and against (i) any breach, misrepresentation, or violation of any of Seller's representations, warranties, covenants, or other obligations contained in this Agreement or in any Seller Document; (ii) all obligations and liabilities of Seller and/or the Stations not expressly assumed by Buyer pursuant to Section 4.4; and (iii) all claims by third parties (including employees) against Buyer attributable to the operation of the Stations and/or the use or ownership of the Purchased Assets prior to Closing. This indemnity is intended by Seller to cover all actions, suits, proceedings, claims, demands, assessments, adjustments, interest, penalties, costs and expenses (including, reasonable fees and expenses of counsel), whether suit is instituted or not and, if instituted, whether at the trial or appellate level, with respect to any and all of the specific matters set forth in this indemnity.

              (b) Seller's Right to Indemnification. Buyer hereby indemnifies and holds Seller, its officers, directors, shareholders, managers and members harmless from and against (i) any breach, misrepresentation or violation of any of Buyer's representations, warranties, covenants or obligations contained in this Agreement; (ii) all obligations and liabilities expressly assumed by Buyer hereunder pursuant to Section 4.4; and (iii) all claims by third parties against Seller attributable to Buyer's operation of the Stations after Closing. This indemnity is intended by Buyer to cover all actions, suits, proceedings, claims, demands, assessments, adjustments, interest, penalties, costs and expenses (including reasonable fees and expenses of counsel), whether suit is instituted or not and, if instituted, whether at the trial or appellate level, with respect to any and all of the specific matters set forth in this indemnity.

              (c) Procedure for Indemnification. The procedure for indemnification shall be as follows:


                   (1) The party claiming indemnification (the "Claimant") shall give written notice to the party from which indemnification is sought (the "Indemnitor") promptly after the Claimant learns of any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless and failure to provide prompt notice shall not be deemed to jeopardize Claimant's right to demand indemnification, provided, that, Indemnitor is not prejudiced by the
                        --------  ----
delay in receiving notice.

                   (2) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have 15 days to make any investigation of the claim that the Indemnitor deems necessary or desirable, or such lesser time if a 15-day period would jeopardize any rights of Claimant to oppose or protest the claim. For the purpose of this investigation, the Claimant agrees to make available to the Indemnitor and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 15-day period, or lesser period if required by this section (or any mutually agreed upon extension hereof) the Claimant may seek appropriate legal remedies.

               (3) The Indemnitor shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such claim, provided,that, Indemnitor acknowledges in writing to Claimant that Indemnitor
-------- ----
would assume responsibility for and demonstrates its financial ability to satisfy the claim should the party asserting the claim prevail. In the event that the Indemnitor shall not satisfy the requirements of the preceding sentence or shall elect not to undertake such defense, or within 15 days after notice of any such claim from the Claimant shall fail to defend, the Claimant shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor. Anything in this Section 13.1(c)(3) to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Claimant other than as a result of money damages or other money payments, the Claimant shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim, (ii) the Indemnitor shall not, without the Claimant's written consent, settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the plaintiff to the Claimant of a release from all liability in respect of such claim, and (iii) in the event that the Indemnitor undertakes defense of any claim consistent with this Section, the Claimant, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnitor and its counsel or other representatives concerning such claim and the Indemnitor and the Claimant and their respective counsel or other representatives shall cooperate with respect to such claim.

          (d)  Assignment of Claims.  If any payment is made pursuant to this
Section 13.1, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of Claimant, and Claimant shall assign to Indemnitor, for its use and benefit, any and all claims, causes of actions, and demands of whatever kind and nature that Claimant may have against the person, firm, corporation or entity giving rise to the loss for which payment was made. Claimant agrees to reasonably cooperate in any efforts by Indemnitor to recover such loss from any person, firm, corporation or entity.

          (e) Indemnification Not Sole Remedy. The right to indemnification provided for in this Section shall not be the exclusive remedy of either party in connection with any breach by the other party of its representations, warranties, covenants or other obligations hereunder, nor shall such indemnification be deemed to prejudice or operate as a waiver of any right or remedy to which either party may otherwise be entitled as a result of any such breach by the other party.

          (f) Threshold Concerning Sections 13.1(a) and (b). Notwithstanding anything to the contrary in Sections 13.1(a) and (b), the parties shall not be entitled to indemnity under Sections 13.1(a) and (b) unless the aggregate loss indemnified against thereunder exceeds $25,000 (in which case, the Claimant shall be entitled to recovery from the Indemnitor of the full amount of the loss).

     13.2 Cooperation with Respect to Financial and Tax Matters.  From the date
          ------------------------------------------------------
of Closing and for a period of three (3) years thereafter, Seller shall provide Buyer with such cooperation and information as Buyer shall reasonably request in
Buyer's: (i) analysis and review of the Financial Statements or (ii) preparation of documentation to fulfill any reporting requirements of Buyer including reports that may be filed with the Securities and Exchange Commission. Seller shall make its independent accounting firm available, the cost of said firm to be paid by the Buyer, and the information relied upon by that firm, including its opinions and Financial Statements for the Seller, to provide explanations of any documents or information provided hereunder and to permit disclosure by Buyer, including disclosure to any Governmental Authority.

     13.3.  Liabilities.    Following the Closing Date, Seller shall pay
            -----------
promptly when due all of the debts and liabilities of Seller relating to the Stations, other than liabilities specifically assumed by Buyer hereunder.

14.  DEFAULT AND REMEDIES.
     --------------------

     14.1.  Opportunity to Cure.    If either party believes the other to be in
            -------------------
breach or in default hereunder, the former party shall provide the other with written notice specifying in reasonable detail the nature of such default. If the default has not been cured by the earlier of: (i) the Closing Date, or (ii) within 10 days after delivery of that notice (or such additional reasonable time as the circumstances may warrant provided the party in default undertakes diligent, good faith efforts to cure the default within such 10-day period and continues such efforts thereafter), then the party giving such notice may exercise the remedies available to such party pursuant to this Section, subject to the right of the other party to contest the alleged default through appropriate proceedings.

     14.2.  Seller's Remedies.    Buyer recognizes that if the Transaction is
            -----------------
not consummated as a result of Buyer's default, Seller would be entitled to compensation, the extent of which is extremely difficult and impractical to ascertain. To avoid this problem, the parties agree that if the Transaction is not consummated due to the default of Buyer, Seller, provided that Seller is not in default and has otherwise complied with its obligations under this Agreement, shall be entitled to the Escrow Deposit, with interest earned thereon. The parties agree that this sum shall constitute liquidated damages and shall be in lieu of any other relief to which Seller might otherwise be entitled due to Buyer's failure to consummate the Transaction as a result of a default by Buyer.

     14.3.  Buyer's Remedies.    Seller agrees that the Purchased Assets include
            ----------------
unique property that cannot be readily obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, Buyer shall have the right specifically to enforce Seller's performance under this Agreement, and Seller agrees (i) to waive the defense in any such suit that Buyer has an adequate remedy at law and (ii) to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. If Buyer elects to terminate this Agreement as a result of Seller's default instead of seeking specific performance, Buyer shall be entitled to the return of the Escrow Deposit together with all interest earned thereon, and in addition thereto, to initiate a suit for damages. Buyer and Seller hereby agree that the total amount of damages to be recovered by Buyer from any suit for damages shall equal Two Million Dollars ($2,000,000).

15.0.  TERMINATION OF AGREEMENT.
       ------------------------

       15.1.  Failure to Close.   This Agreement may be terminated at the option
              ----------------
of either party upon written notice to the other if the Commission has not granted the Assignment Application within twelve (12) months after the Commission accepts the Assignment Application for filing or may be terminated by Buyer if the Commission's action granting the Assignment Application has not become a Final Order within eighteen (18) months from execution of this Agreement. This Agreement may also be terminated upon the mutual agreement of Buyer and Seller. In the event of termination pursuant to this Section, the Escrow Deposit, together with all interest earned thereon, shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder unless the failure to consummate the Transaction is attributable to Buyer's default, and Seller is not in default and has otherwise complied with its obligations under this Agreement, in which case the Escrow Deposit plus interest earned thereon shall be released to Seller as liquidated damages pursuant to Section 14.2.

       15.2.  Designation for Hearing.    The time for approval provided in
              -----------------------
Section 15.1 notwithstanding, either party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment Application is designated for hearing by the Commission, provided, however, that written notice
                                          --------  -------
of termination must be given within 10 days after release of the hearing designation order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section and provided that Buyer is not in default, the Escrow Deposit together with all interest earned thereon shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

       15.3.  Environmental Remediation.  By either Buyer or Seller if the
              -------------------------
Environmental Assessment shows the presence of conditions that must be cured or removed and such remediation will cost in excess of Fifty Thousand Dollars ($50,000) ("Threshold Amount") and Seller declines to pay for remediation in excess of the Threshold Amount, provided that neither Buyer nor Seller will be
                                -------- ----
entitled to terminate this Agreement pursuant to this Section 15.3 if Buyer elects to pay for remediation in excess of the Threshold Amount and such excess payment does not reduce the Purchase Price.

       15.4. Failure to Pay Time Brokerage Agreement Fees. If Buyer defaults on
             ---------------------------------------------
its obligations to pay the Time Brokerage Fee as defined in the Time Brokerage Agreement or the expenses defined in Schedule 3.0 of the Time Brokerage Agreement and such default has not been cured within the period defined in the Time Brokerage Agreement, Seller may terminate this Agreement and exercise the remedies provided to Seller in Section 14.2 hereof.

16.  GENERAL PROVISIONS.
     ------------------

     16.1.  Brokerage.     Seller and Buyer represent to each other that neither
            ---------
party has dealt with a broker in connection with the Transaction, except that Seller has retained Star Media Group. No finders fee is due to any person or entity in connection with the Transaction except for Star Media Group and such fee shall be paid one half by Buyer and one half by Seller at Closing, provided that Buyer shall not be required to pay more than $265,000.

     16.2.  Fees.    All Commission filing fees for the Assignment Application,
            ----
and all recording costs, transfer taxes, sales tax, document stamps and other similar charges shall be paid one-half by Seller and one-half by Buyer. Except as otherwise provided herein, all other expenses incurred in connection with this Agreement or the Transaction shall be paid by the party incurring those expenses whether or not the Transaction is consummated.

     16.3.  Notices.    All notices, requests, demands and other communications
            -------
pertaining to this Agreement shall be in writing and shall be deemed duly given when (i) delivered personally (which shall include delivery by Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended,
(ii) delivered by facsimile transmission or (iii) three business days after the date mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to Sinclair or Commonwealth:

               Mr. Robert Sinclair
               Sinclair Telecable, Inc.
               500 Dominion Tower
               999 Waterside Drive
               Norfolk, Virginia  23510
               Fax:  (757) 640-8552

               and

               Mr. J. David Sinclair
               6158 Yellow Birch Court
               Plainfield, IN  46168
               Fax:  (317) 838-7225


               with a copy (which shall not constitute notice) to:

               Howard M. Weiss, Esq.
               Fletcher Heald & Hildreth
               1300 North 17th Street
               11th Floor
               Arlington, VA  22209
               Fax:  (703) 812-0486


               If to Buyer:

               Mr. Alfred C. Liggins, President
               Radio One, Inc.
               5900 Princess Garden Parkway
               8/th/ Floor
               Lanham, MD  20706
               Fax: (301) 306-9694

               with a copy (which shall not constitute notice) to:

               Linda J. Eckard, Esquire
               Radio One, Inc.
               5900 Princess Garden Parkway
               8/th/ Floor
               Lanham, MD  20706
               Fax:  (301) 306-9638

               and

               Mr. Scott R. Royster
               Executive Vice President
               Radio One, Inc.
               5900 Princess Garden Parkway
               8thFloor
               Lanham, MD  20706
               Fax:  (301) 306-9426


Either party may change its address for notices by written notice to the other given pursuant to this Section. Any notice purportedly given by a means other than as set forth in this Section shall be deemed ineffective.

     16.4.  Assignment.    Neither party may assign this Agreement without the
            ----------
other party's express prior written consent, provided, however, Buyer may assign
                                             --------  -------
its rights and obligations pursuant to this Agreement without Seller's consent prior to closing to (i) an entity which is a subsidiary or parent of Buyer or to an entity owned or controlled by Buyer or its principals provided that, Buyer remains obligated to pay the Purchase Price, or (ii) to Buyer's lenders as collateral for any indebtedness incurred by Buyer; and subsequent to Closing to (x) any entity which acquires all or substantially all of the Purchased Assets or (y) to Buyer's lenders as collateral for any indebtedness incurred by Buyer. Subject to the foregoing, this Agreement shall be binding on, inure to the benefit of, and be enforceable by the original parties hereto and their respective successors and permitted assignees.

     16.5.  Exclusive Dealings.    For so long as this Agreement remains in
            ------------------
effect, neither Seller nor any person acting on Seller's behalf shall, directly or indirectly, solicit or initiate any offer from, or conduct any negotiations with, any person or entity concerning the acquisition of all or any interest in any of the Purchased Assets or the Stations, other than Buyer or Buyer's permitted assignees.

     16.6.  Third Parties.   Nothing in this Agreement, whether express or
            -------------
implied, is intended to: (i) confer any rights or remedies on any person other than Seller, Buyer and their respective successors and permitted assignees; (ii) relieve or discharge the obligations or liability of any third party; or (iii) give any third party any right of subrogation or action against either Seller or Buyer.

     16.7.  Indulgences.   Unless otherwise specifically agreed in writing to
            -----------
the contrary: (i) the failure of either party at any time to require performance by the other of any provision of this Agreement shall not affect such party's right thereafter to enforce the same; (ii) no waiver by either party of any default by the other shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by either party for the performance of any obligation or act by the other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

     16.8.  Survival of  Representations  and  Warranties.    The
            ---------------------------------------------
representations, warranties, and indemnification obligations of the parties contained herein shall survive for twelve (12) months after the Closing Date except that claims properly asserted within the twelve (12) month period shall survive until finally and fully resolved; provided, however, that Seller's
                                          --------  -------
representations and warranties in Sections 6.2, 6.3, 6.4, 6.5, 6.10, 6.13 and
6.21 and Buyer's indemnification rights with respect thereto and with respect to
Section 13.1(a)(ii) shall survive the Closing until the end of the applicable statute of limitations period.

     16.9.  Prior Negotiations.   This Agreement supersedes in all respects all
            ------------------
prior and contemporaneous oral and written negotiations, understandings and agreements between the parties with respect to the subject matter hereof. All of such prior and contemporaneous negotiations, understandings and agreements are merged herein and superseded hereby.

     16.10.  Exhibits and Schedules.  The Exhibits and Schedules attached hereto
             ----------------------
or referred to herein are a material part of this Agreement, as if set forth in full herein.

     16.11.  Entire Agreement; Amendment. This Agreement, the Exhibits and
             ---------------------------
Schedules to this Agreement set forth the entire understanding between the parties in connection with the Transaction, and there are no terms, conditions, warranties or representations other than those contained, referred to or provided for herein and therein. Neither this Agreement nor any term or provision hereof may be altered or amended in any manner except by an instrument in writing signed by each of the parties hereto.

     16.12.  Counsel/Interpretation. Each party has been represented by its own
             ----------------------
counsel in connection with the negotiation and preparation of this Agreement. This Agreement shall be fairly interpreted in accordance with its terms and, in the event of any ambiguities, no inferences shall be drawn against either party.

     16.13.  Governing Law, Jurisdiction. This Agreement shall be governed by,
             ---------------------------
and construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to the choice of law rules utilized in that jurisdiction. Buyer and Seller each (a) hereby irrevocably submit to the jurisdiction of the courts of that state and (b) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Buyer and Seller each hereby consent to service of process by registered mail at the address to which notices are to be given. Each of Buyer and Seller agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party hereto. Final judgment against Buyer or Seller in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute
--------  -------
other judicial proceedings, in any state or federal court of the United States or of any country or place where the other party or its assets, may be found.

     16.14.  Severability. If any term of this Agreement is illegal or
             ------------
unenforceable at law or in equity, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

     16.15.  Counterparts. This Agreement may be signed in any number of
             ------------
counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Each fully executed set of counterparts shall be deemed to be an original, and all of the signed counterparts together shall be deemed to be one and the same instrument.

     16.16.  Further Assurances. Seller shall at any time and from time to time
             ------------------
after the Closing execute and deliver to Buyer such further conveyances, assignments and other written assurances as Buyer may reasonably request to vest and confirm in Buyer (or its assignee) the title and rights to and in all the Purchased Assets to be and intended to be transferred, assigned and conveyed hereunder.

     IN WITNESS WHEREOF, and to evidence their assent to the foregoing, Seller and Buyer have executed this Asset Purchase Agreement under seal as of the date first written above.


                                        SELLER:

                                        SINCLAIR TELECABLE, INC.
                                        d/b/a SINCLAIR COMMUNICATIONS


                                        By:  /S/  J. David Sinclair
                                             ----------------------------
                                             J. David Sinclair
                                             President

                                             AND

                                        COMMONWEALTH BROADCASTING, LLC


                                        By:  /S/  J. David Sinclair
                                             ----------------------------
                                             J. David Sinclair
                                             Member


                                        BUYER:

                                        RADIO ONE, INC.


                                        By:  /S/  Alfred C. Liggins
                                             ----------------------------
                                             Alfred C. Liggins
                                             President

                                      -40-